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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

               PINNACLE AIRLINES NAMES NEW CHIEF FINANCIAL OFFICER

Pinnacle Airlines (NASDAQ: PNCL), Memphis, Tenn. November 19, 2004

Pinnacle Airlines Corp. announced today the appointment of Peter D. Hunt to the position of vice-president and chief financial officer. Mr. Hunt's appointment will become effective no later than January 2, 2005.

Mr. Hunt will be responsible for all financial functions of the company. He replaces Curtis Sawyer, who departed Pinnacle in September 2004.

"I'm delighted that Peter will soon become a part of the Pinnacle family," said Philip H. Trenary, President & CEO of Pinnacle Airlines Corp. "He has a tremendous insight into the complex financial workings of an airline, and has successfully married that insight with innovation. Peter's experience and leadership will be an invaluable asset as we continue to grow Pinnacle and as we explore new business opportunities."

Currently, Mr. Hunt is Managing Director, Corporate Finance at Continental Airlines, Inc. He joined Continental in August 1996 and has held a number of positions of increasing responsibility, including Manager, Financial Analysis and Director, Financial Analysis.

Mr. Hunt holds a Bachelor of Science degree in commerce from the University of Virginia and a Master of Business Administration from Georgetown University's McDonough School of Business in Washington, DC.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,900 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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